Exhibit 10.2

DEL MONTE FOODS COMPANY

ANNUAL INCENTIVE PLAN

AMENDED AND RESTATED EFFECTIVE JULY 28, 2009

1. Purpose

The Del Monte Annual Incentive Plan (the “Plan”) is a cash-based incentive program designed to accomplish the following objectives of Del Monte Foods Company (“Del Monte”):

(a) To link annual corporate and business priorities with individual and group performance goals, reinforcing line of sight and contribution to results;

(b) To reinforce a high performance culture tying rewards to measurable accountabilities and goal achievement;

(c) To recognize and reward individual performance and differentiate award levels based on absolute and relative contributions; and

(d) To provide a variable award opportunity as part of a competitive total compensation program that enables Del Monte to attract, retain, and motivate its leadership and key employees.

Del Monte’s fiscal year shall be the Plan Year, and this Plan, amended and restated effective July 28, 2009, shall first apply to the Plan Year beginning May 3, 2010.

Awards under the Plan that are based on Corporate Objectives, Business Unit Objectives and certain Individual Objectives/MBOs are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, participants may receive awards under the Plan based on Individual Objectives/MBOs that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. Notwithstanding the foregoing or anything in the Plan to the contrary, in the event that the Compensation Committee of Del Monte’s Board of Directors (the “Committee”) determines that it is advisable to grant awards under the Plan that shall not qualify as performance-based compensation under Section 162(m) of the Code, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code.

2. Administration

The Plan shall be administered by the Committee, which shall consist solely of two or more outside directors of Del Monte who satisfy the requirements of Section 162(m) of the Code. The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Section 162(m) of the Code, as appropriate, and the decisions of the Committee shall in every case be final and binding on all persons having an interest in the Plan. Notwithstanding the foregoing, certain

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aspects of the Plan as it applies to participants who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, may be administered by the Company, and in such event, the Company shall have the sole discretion and authority to administer and interpret such aspects of the Plan, and the decisions of the Company shall in every case be final and binding on all such participants.

3. Eligibility

To be eligible for participation in the Plan, an employee must be in Exempt Salary Grade 13 (or equivalent) or above and must not be a participant in a sales incentive program.

To be eligible for an award payment with respect to any given Plan Year, a participant must (i) be in an eligible position on or before the date that is ninety (90) days prior to the end of a Plan Year; (ii) be on the active payroll at the time of the award distribution, unless the participant dies or terminates employment due to “Disability” or “Retirement” (as such terms are defined below) prior to the end of the Plan Year; and (iii) comply with rules of the Plan as established by the Committee.

In the case of a participant’s death or Disability, a prorated award at target based on the number of months worked during the Plan Year (but not otherwise adjusted for performance) shall be paid to the participant (or beneficiary) as soon as practicable after such death or Disability, but in no event beyond the later of (i) March 15 of the calendar year following the calendar year in which the death or Disability occurs or (ii) the 15th day of the third month following the end of the Plan Year in which the death or Disability occurs (i.e., July 15 if the Plan Year ends in April, and August 15 if the Plan Year ends in May).

In the case of a participant’s Retirement, (i) with respect to any participant who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Person”), a prorated award at target based on the number of months worked during the Plan Year and adjusted for performance shall be paid to the participant as soon as practicable after approval by the Committee, but in no event later than seventy-five (75) days following the end of the Plan Year with respect to which such award is being paid, and (ii) with respect to any other participant, a prorated award at target based on the number of months worked during the Plan Year (but not otherwise adjusted for performance) shall be paid to the participant as soon as practicable after such Retirement, but in no event beyond the later of (i) March 15 of the calendar year following the calendar year in which the Retirement occurs or (ii) the 15th day of the third month following the end of the Plan Year in which the Retirement occurs (i.e., July 15 if the Plan Year ends in April, and August 15 if the Plan Year ends in May).

Loss of eligibility may occur if the employee’s salary grade is changed to an exempt grade below 13 (or equivalent) as a result of a reclassification or demotion.

For purposes of the Plan, “Disability” shall mean a physical or mental disability as a result of which a participant is unable to perform the essential functions of his or her

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position, even with reasonable accommodation, for six (6) consecutive months. Any dispute as to whether or not the participant is so disabled shall be resolved by a physician reasonably acceptable to the participant and Del Monte, whose determination shall be final and binding upon both the participant and Del Monte. Notwithstanding the foregoing, “Disability,” when used in connection with the termination of the employment with Del Monte of a participant who at the time of such termination is a party to a written employment or retention agreement with Del Monte (or Del Monte Corporation), shall have the meaning assigned to such term in such agreement.

For purposes of the Plan, “Retirement” shall mean the termination of a participant’s employment with Del Monte at or after attainment of age fifty-five (55) and completion of ten (10) or more years of continuous employment with Del Monte.

4. Target Incentive Awards

For each Plan Year, each participant shall have a target incentive award opportunity expressed as a percentage of such participant’s “Fiscal Year Earnings.” A participant’s target incentive award opportunity shall be determined by salary grade and position.

For purposes of the Plan, “Fiscal Year Earnings” shall mean a participant’s base salary earned during the Plan Year; accordingly, such term shall exclude incentives, perquisite allowances, special awards, and any other compensation that is not part of a participant’s base salary.

The Committee shall establish target incentive award opportunities in writing not later than ninety (90) days after the start of each Plan Year (or other applicable performance period), but in no event after twenty-five percent (25%) of the Plan Year (or other applicable performance period) has elapsed, provided that the outcome of the selected performance goals is substantially uncertain at that time. The target incentive award shall be prorated for any employee who becomes a participant in the Plan after the beginning of a Plan Year based on the number of months of participation in the Plan. The target incentive award for a participant who changes salary grade or position during a Plan Year shall be based on the Fiscal Year Earnings, target incentive award opportunity and performance goals associated with each such salary grade or position and the period of time spent in each such salary grade or position.

5. Performance Goals

(a) Establishment of Performance Goals

Individual awards for each Plan Year shall be based upon one or more performance goals (established by the Committee as described below) and their relative weights, which will vary by salary grade or position. The performance goals may be Corporate Objectives, Business Unit Objectives, Individual Objectives/MBOs (or any combination of the foregoing).

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The Committee shall establish the following in writing not later than ninety (90) days after the start of each Plan Year (or other applicable performance period), but in no event after twenty-five percent (25%) of the Plan Year (or other applicable performance period) has elapsed, provided that the outcome of the selected performance goals is substantially uncertain at that time:

(i) any specific Corporate Objectives and/or Business Unit Objectives for the Plan Year; the relative weighting of Corporate Objectives (in aggregate), Business Unit Objectives (in aggregate) and Individual Objectives/MBOs (in aggregate) with respect to each participant’s target incentive award opportunity; the relative weighting of each Corporate Objective to the Corporate Objectives in aggregate (as applicable), and the relative weighting of each Business Unit Objective to the Business Unit Objectives in aggregate (as applicable);

(ii) with respect to any Section 16 Person, any specific Individual Objectives/MBOs and the relative weighting of each Individual Objective/MBO to the Individual Objectives/MBOs in aggregate;

(iii) with respect to any Corporate Objectives and/or Business Unit Objectives for the Plan Year, the range of Corporate Performance Multiples or Business Unit Performance Multiples (in each case, expressed as a percentage) for each applicable Objective, including, at the Committee’s discretion, a minimum level of performance below which the corresponding Corporate or Business Unit Performance Multiple shall be zero, and a maximum level of performance above which the corresponding Corporate or Business Unit Performance Multiple shall not increase;

(iv) with respect to any Individual Objectives/MBOs for the Plan Year for any Section 16 Person, at the Committee’s discretion, minimum MBO scores below which the participant’s MBO score shall be zero, maximum MBO scores above which the participant’s MBO score shall not increase and a cap on the aggregate MBO score that may be attained by all participants in any particular functional area; and

(v) in the event that the Committee decides to establish and determine awards in accordance with Section 7, the maximum award (expressed as a percentage of a participant’s target incentive award opportunity) that may be earned upon achievement of the Threshold Goal (as defined in Section 7).

(b) Types of Performance Goals

1. Performance Goals Based on Corporate Objectives

The Committee may establish corporate performance goals (Corporate Objectives). Corporate Objectives are performance goals that may be based, either individually or in combination, on Del Monte as a whole or individual units thereof and measured either absolutely or relative to a designated group of comparable companies. The following are the types of business criteria on which the Committee may base specific Corporate Objectives:

•	cash flow

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•	earnings (including net earnings, earnings before interest, taxes and depreciation (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA))

•	earnings per share

•	margin (including gross margin, net margin and operating margin)

•	stockholders’ equity

•	return on equity or average stockholders’ equity

•	return on assets, net assets or invested capital (ROIC)

•	total stockholder return (TSR)

•	revenue

•	pre-tax profit

•	net operating profit

•	income, net income or operating income

•	cash flow per share

•	operating cash flow

•	sales or revenue targets

•	return on operating revenue

•	market share

•	expenses and cost reduction goals

•	improvement in or attainment of working capital levels

•	share price performance

•	implementation or completion of projects or processes

•	customer satisfaction

•	capital expenditures

•	debt metrics

•	performance against operating budget goals

•	operating efficiency

When establishing the applicable Corporate Objectives for a Plan Year using one or more of the foregoing business criteria, the Committee is authorized to specify whether the applicable performance goal shall exclude certain measurable components, including, without limitation, one or more of the following, provided that the achievement or non-achievement of the resulting performance goal may be objectively determined from the

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financial information collected by the Company in the preparation of its financial reports: (i) restructuring and/or other nonrecurring charges; (ii) exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (iii) the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) the effects of any statutory adjustments to corporate tax rates; (v) the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) transformation-related expenses; (vii) the impact of purchase accounting; (viii) integration expenses; (ix) refinancing expenses; (x) litigation-related expenses; (xi) cash used in or provided by large acquisitions or divestitures; (xii) the impact of corporate transactions such as mergers, acquisitions and divestitures (including, but not limited to, cash flows of large acquisition or divestiture transactions); (xiii) any gain recognized in connection with the sale of businesses; (xiv) asset and/or goodwill write-downs, (xv) litigation or claim judgments or settlements; (xvi) the effect of changes in tax laws or other laws or provisions affecting reported financial results; and (xvii) any reorganization and restructuring programs.

2. Performance Goals Based on Business Unit Objectives

The Committee may establish business unit level performance goals (Business Unit Objectives). Business Unit Objectives are performance goals that may be based, either individually or in combination, on individual units of Del Monte and measured either absolutely or relative to a designated group of comparable companies (or units); and are based on one or more of the business criteria set forth in Section 5(b)(1), applying the same procedures as described in Section 5(b)(1), but the business criteria on which such Business Unit Objectives are based need not (but may) be the same as those on which any Corporate Objectives are based.

3. Performance Goals Based on Individual Objectives/MBOs

Individual performance goals (Individual Objectives/MBOs) known as Management By Objectives (“MBOs”) may be established for a Plan Year by the Committee (with respect to any Section 16 Person) or the Company (with respect to any other participant). MBOs are developed by Plan participants and ultimately support objectives established for Del Monte.

To assist each Plan participant in focusing upon critical priorities, there should be no more than four to six MBOs that are based on Del Monte’s operating or business plan or business unit goals. Every effort should be made to identify MBOs that reflect the individual contributions to be made by the Plan participant above and beyond his or her day-to-day job responsibilities.

For any MBOs intended to qualify the resulting award under the Plan as performance-based compensation for purposes of Section 162(m) of the Code, the Committee shall establish an objective formula for calculating MBO scores based on individual performance goals (which shall be based on one or more of the Corporate Objectives set forth in Section 5(b)(1)). If the Committee does not do so, or if any other requirement of Section 162(m) of the Code is not met in respect of such MBOs, the portion of any award attributable to any such MBOs paid under the Plan shall not be considered performance-based compensation for purposes of Section 162(m) of the Code.

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6. Evaluation of Performance Results; Payment of Awards

(a) Evaluation of Performance Results

1. Corporate Objectives

Following the end of the Plan Year, the Committee shall score the Corporate Objectives, if any, by comparing Del Monte’s actual performance to the Corporate Objectives established by the Committee at the beginning of the Plan Year in accordance with Section 5(a). Based on the level at which Del Monte actually meets, exceeds, or fails to meet its target Corporate Objectives, the Committee shall score each of the Corporate Objectives according to the applicable Corporate Performance Multiple (the range of which was established at the beginning of the Plan Year in accordance with Section 5(a)). Based on such separate Corporate Objective scores, the Committee shall determine a total Corporate Objectives score for each participant.

2. Business Unit Objectives

Following the end of the Plan Year, the Committee shall score the Business Unit Objectives, if any, by comparing the actual performance of the business units to the Business Unit Objectives established by the Committee at the beginning of the Plan Year in accordance with Section 5(a). Based on the level at which a business unit actually meets, exceeds, or fails to meet its target performance goals, the Committee shall score each of the Business Unit Objectives according to the applicable Business Unit Performance Multiple (the range of which was established at the beginning of the Plan Year in accordance with Section 5(a)). Based on such separate Business Unit Objective scores, the Committee shall determine a total Business Unit Objectives score for each applicable participant.

3. Individual Objectives/MBOs

Following the end of the Plan Year, the Committee (with respect to any Section 16 Person) or the Company (with respect to any other participant) shall score the Individual Objectives/MBOs, if any, by comparing an individual’s actual performance to the Individual Objectives/MBOs (which, with respect to Section 16 Persons, were established at the beginning of the Plan Year in accordance with Section 5(a) and with respect to all other participants, may be established by the Company at any time). Participants may earn MBO scores depending on their level of achievement of each MBO. As an additional component of any performance goals based on Individual Objectives/MBOs, unique contributions made by participants may be considered. Unique contributions relate to events or accomplishments that are unplanned in nature (typically an unexpected project or opportunity) and are not necessarily an annual component of the MBOs. Unique contributions during the Plan Year shall be reviewed at the end of the Plan Year. The Committee (with respect to any Section 16 Person) and the Company (with respect to any other participant) reserve the right to determine the weight to be

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given to unique contributions for purposes of any performance goals based on Individual Objectives/MBOs in order to reflect the magnitude and impact of the unique contributions. The portion of any award paid under the Plan based on unique contributions shall not be considered performance-based compensation for purposes of Section 162(m) of the Code. A score and weighting shall be assigned to any unique contributions (and the relative weighting of any Individual Objectives/MBOs shall be reduced accordingly).

Based on such separate Individual Objectives/MBO scores and any unique contributions, a total Individual Objectives/MBOs score will be determined by the Committee (with respect to any Section 16 Person) or the Company (with respect to any other participant), using specific weights applicable to the participant (which, with respect to Section 16 Persons, were established at the beginning of the Plan Year in accordance with Section 5(a), and with respect to all other participants, may be established by the Company at any time) and which may be reduced as described above.

4. Determination of Actual Awards

Based on the total Corporate Objectives score, total Business Unit Objectives score and total Individual Objectives/MBOs score for each participant, an overall Plan score shall be calculated, using specific weights applicable to the participant (which were established at the beginning of the Plan Year in accordance with Section 5(a)). The overall Plan score shall then be multiplied by the participant’s target incentive award opportunity to determine the amount of the participant’s actual award under the Plan. The Committee (with respect to any Section 16 Person) and the Company (with respect to any other participant) have the discretion to reduce the amount of any actual award below the amount calculated under the terms of the Plan. With respect to any Section 16 Person, the Committee shall not have the discretion to increase the amount of any actual award above the amount calculated under the terms of the Plan.

(b) Approval of Total Pool Amount and Payment of Awards

Following, and subject to, the Committee’s determination of the degree to which the performance goals for the Plan Year have been met pursuant to Section 6(a), the Committee shall approve a total pool amount for awards to participants and the payment of awards to Section 16 Persons. Except as provided in Section 3 above, payment of awards shall be made as soon as practicable after approval by the Committee, but in no event later than seventy-five (75) days following the end of the Plan Year with respect to which awards are being paid.

7. Alternative Method for Establishing and Determining Awards

As an alternative to establishing and determining awards under Sections 5 and 6 above, the Committee may establish one or more performance goals for a Plan Year based on one or more of the Corporate Objectives set forth in Section 5(b)(1), applying the same procedures as described in Section 5(b)(1) (the “Threshold Goal”). The Threshold Goal may be based, either individually or in combination, on Del Monte as a

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whole or individual units thereof and measured either absolutely or relative to a designated group of comparable companies. The Threshold Goal must be established by the Committee in writing not later than ninety (90) days after the start of the Plan Year (or other applicable performance period), but in no event after twenty-five percent (25%) of the Plan Year (or other applicable performance period) has elapsed, provided that the outcome of the Threshold Goal is substantially uncertain at that time.

If the Threshold Goal is achieved, each participant shall be eligible to earn a maximum award (the “Maximum Award”) equal to a percentage of such participant’s target incentive award opportunity (which must be established at the beginning of the Plan Year in accordance with Sections 4 and 5, as applicable). No awards shall be earned or payable under the Plan unless the Threshold Goal is achieved. If the Threshold Goal is achieved, each participant’s Maximum Award shall be subject to possible reduction by the Committee based on additional Corporate Objectives, Business Unit Objectives, Individual Objectives/MBOs and/or any other factors determined by the Committee, and the actual award payable to a participant under the Plan shall be the Maximum Award, or a portion thereof, based on the application of the foregoing Objectives and additional factors.

8. Maximum Award

The maximum amount payable to any participant for any Plan Year under the Plan is $3,000,000.

9. Repayment for Misconduct

Any payment to a Plan participant shall be subject to repayment if all of the following conditions are met: (i) Del Monte or any of its subsidiaries restates any financial report that, due to misconduct as determined by the Committee, was materially noncompliant with the securities laws when filed; (ii) the participant is a Section 16 Person; and (iii) the participant receives any amounts under the Plan during the 12-month period after the restated financial report (i.e., the financial report that was later restated) was first publicly issued or filed with the U.S. Securities and Exchange Commission.

If, in the Committee’s opinion, the participant knowingly or with gross negligence engaged in the misconduct, the participant (i) shall repay Del Monte any amounts received under the Plan during the aforementioned 12-month period, and (ii) to the extent the participant defers any portion of such amounts under any applicable plan, shall forfeit (or repay to Del Monte if previously distributed) such deferred amounts and any matching contributions allocated to the participant under that plan on such deferred amounts. If the Committee determines that the participant did not engage in the misconduct, the Committee shall determine, in its sole discretion, to correct any unjust enrichment, if any portion of the amounts described in the preceding sentence are subject to repayment by the participant by any legally permitted means that the Committee deems appropriate.

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10. Miscellaneous

The Plan is intended to be directly responsive to corporate and individual performance, with the flexibility to measure, score, and reward each participant’s contribution to Del Monte’s overall business results. However, Plan awards are not guaranteed, and a participant’s actual award may be greater or less than his or her target award (and may be zero), depending on personal performance and the performance of the business overall. Del Monte reserves the right to amend, modify or cancel the Plan at any time.

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